Exhibit 5.2

November 9, 2012

OneBeacon Insurance Group, Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Dear Sirs,

OneBeacon Insurance Group, Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-3 (the “Registration Statement” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) including a base prospectus filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 13, 2011 and a prospectus supplement dated November 6, 2012 and filed with the Commission on November 6, 2012 (together, the “Prospectus” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the sale by OneBeacon U.S. Holdings, Inc., a company organized under the laws of the State of Delaware (“OBUSH”), of $275,000,000 aggregate principal amount of 4.60% Senior Notes due 2022 (the “Notes”) and the registration of the Notes under the U.S. Securities Act of 1933, as amended (the “Act”).  The payment of principal, premium, if any, and interest on the Notes are fully and unconditionally guaranteed (the “Guarantee”) on an unsecured and unsubordinated basis by the Company.

For the purposes of giving this opinion, we have examined the following documents:

(i)                                     an electronic copy of the Registration Statement;

(ii)                                  an electronic copy of an indenture (the “Base Indenture”) dated November 9, 2012 among OBUSH, the Company and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of November 9, 2012, (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) among OBUSH, the Company and the Trustee.

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on November 9, 2012, an extract of resolutions passed at meetings of the board of directors of the Company held on May 25, 2011 and May 23, 2012, certified by the Secretary of the Company on November 9, 2012 (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Indenture, other than the Company, to enter into and perform its respective obligations under the Indenture, (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the accuracy and completeness of all factual representations made in the Registration Statement and the Indenture and other documents reviewed by us, (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) the validity and binding effect under the laws of New York

(the “Foreign Laws”) of the Indenture in accordance with its terms, (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Indenture to the jurisdiction of any United States federal or state court in the city of New York, State of New York (the “Foreign Courts”), (j) that none of the parties to the Indenture carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses, and (k) that at the time of and after entering into the Indenture, the Company is and will be able to pay its liabilities as they become due.

The obligations of the Company under the Indenture (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e)  may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Indenture which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.  This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                      The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.                                      The Company has taken all corporate action required to authorise its execution and filing of the Registration Statement and its execution, delivery and performance of the Indenture, including the Guarantee.  The Indenture has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Act or that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited